Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus

Supplement dated January 29, 2018

Registration No. 333-217584

January 29, 2018

$600,000,000 3.200% Senior Unsecured Notes due 2023

Summary of Final Terms and Details of the Issue

Issuer:	Constellation Brands, Inc.

Principal Amount:	$600,000,000 aggregate principal amount.

Title of Securities:	3.200% Senior Notes due 2023.

Final Maturity Date:	February 15, 2023.

Public Offering Price:	99.907% of principal amount plus accrued interest, if any, from and including February 7, 2018.

Coupon:	3.200% per annum.

Interest Payment Dates:	February 15 and August 15.

Record Dates:	February 1 and August 1.

First Interest Payment Date:	August 15, 2018.

Benchmark UST:	2.375% UST due January 31, 2023.

Benchmark UST Price & Yield:	99-131/4 / 2.500%.

Spread to Benchmark UST:	72 basis points.

Yield to Maturity:	3.220%.

Optional Redemption:	At any time prior to January 15, 2023, the Company may redeem some or all of the notes at any time at a redemption price equal to the greater of

• 100% of the principal amount of the notes being redeemed; and

• the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes being redeemed (assuming for this purpose, that the notes mature on January 15, 2023) from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 12.5 basis points.

On or after January 15, 2023, the Company may redeem the notes, in whole or in part at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In each case, the Company will also pay accrued and unpaid interest on the notes to the redemption date.

Mandatory Offer to Redeem
Upon Change of Control
Triggering Event:	If the Company experiences a change of control triggering event, the Company must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Trade Date:	January 29, 2018.

Settlement Date:	February 7, 2018, which will be the seventh business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036PAX6

ISIN: US21036PAX69

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Rabo Securities USA, Inc. MUFG Securities Americas Inc.

Co-Managers:

Goldman Sachs & Co. LLC

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

Siebert Cisneros Shank & Co., L.L.C.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

BMO Capital Markets Corp.

The issuer and the subsidiary guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any Joint Bookrunner will arrange to send you the prospectus, at no cost, if you request it by calling, as applicable, (i) the issuer’s Secretary at 1-585-678-7100, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 (toll free) or (iii) J.P. Morgan Securities LLC at 1-212-834-4533 (collect).